Exhibit 99.1

SEALED AIR COMPLETES OFFERING OF SENIOR NOTES DUE 2017

ELMWOOD PARK, N.J., Thursday, June 18, 2009 — Sealed Air Corporation (NYSE:SEE) announced today that it has successfully completed its previously announced offering of $400 million of senior unsecured notes due 2017 (the “Notes”) pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”).  The Notes, with a coupon of 7.875%, were sold to investors at 97.837% of the aggregate principal amount.

The Company intends to use the net proceeds from the Notes for general corporate purposes, which may include the repurchase, retirement or redemption of a portion of the Company’s 3% Convertible Senior Notes due 2033.

The Notes have not been registered under the Securities Act, and may not be offered or sold in the United States without an applicable exemption from the registration requirements of the Securities Act.

Forward-Looking Statements

Company statements in this press release may be forward-looking.  These statements include comments as to future events that may affect the Company, which are based upon management’s current expectations and are subject to uncertainties, many of which are outside the Company’s control.  Forward-looking statements can be identified by such words as “estimates,” “expects,” “intends,” “may,” “plans,” “should,” “will” and similar expressions.  Important factors that the Company believes could cause actual results to differ materially from those in the Company’s forward-looking statements include:  general economic conditions; credit availability and pricing; changes in raw material and energy costs; foreign exchange rates; and legal proceedings.  A more extensive list and description of these and other such factors can be found under the headings “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements,” which appear in the Company’s June 11, 2009 Current Report on Form 8-K under Item 8.01, and in its most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission.